EXHIBIT 23.6

[Ryder Scott Company Letterhead]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, filed by Plains Exploration & Production Company information contained in certain reserve reports effective December 31, 2001, December 31, 2002, and December 31, 2003, setting forth certain interests of Plains Exploration & Production Company, predecessor entities and its subsidiary, Plains Illinois Inc., relating to the estimated quantities of such companies’ proved reserves of oil and gas and future net income therefrom discounted at ten percent (10%) for the periods included therein.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P

Houston, Texas

July 15, 2004